Exhibit 8.1

February 6, 2017

Merchants Bancshares, Inc.

275 Kennedy Drive

South Burlington, VT 05403

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Merchants Bancshares, Inc., a Delaware corporation (“Merchants”), in connection with the merger of Merchants with and into Community Bank System, Inc., a Delaware corporation (“Community”), with Community being the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of October 22, 2016, by and between Community and Merchants (the “Merger Agreement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as the description of the tax consequences of the Merger as set forth in the Merger Registration Statement (as defined below).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Proxy Statement/Prospectus of Community and Merchants (the “Proxy Statement/Prospectus”) included in the Merger Registration Statement on Form S-4 filed by Community with the Securities and Exchange Commission (“SEC”) in connection with the issuance in the Merger of shares of Community common stock (the “Merger Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Community and Merchants in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Proxy Statement/Prospectus, and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

Merchants Bancshares, Inc.

February 6, 2017

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Merger.

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Based upon and subject to the foregoing, as well as the limitations set forth below, (i) it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) we hereby confirm that the discussion contained in the Merger Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” to the extent such discussion relates to matters of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Merger.

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We express no opinion herein other than the opinions expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinions are not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinions contained herein. Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

Merchants Bancshares, Inc.

February 6, 2017

This opinion letter is being provided to you solely in connection with the filing of the Merger Registration Statement and may not be relied upon by any other person or entity, other than the shareholders of Merchants, or used for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 8.1 to the Merger Registration Statement and to the references to our firm under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Merger Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
Goodwin Procter LLP